Exhibit 10.1

12 Roosevelt Ave, 3rd Floor

Mystic, CT 06355

Tel: 860-572-4979    Fax: 860-572-4940

December 23, 2011

John F. Thero

c/o Amarin Pharma, Inc.

Mystic Packer Bldg.

12 Roosevelt Avenue

Mystic, CT 06355

Dear Mr. Thero:

On behalf of Amarin Corporation plc (the “Company”), I am pleased to confirm the terms of your continued employment with the Company, effective January 1, 2012. The purpose of this letter agreement is to set forth those terms of employment. This letter agreement (the “Agreement”) fully supersedes any prior agreements, understanding or arrangements, whether oral or written, implied or express, with respect to the terms and conditions of your employment with the Company including, without limitation, any offer letter, employment agreement or other agreement or understanding relating to compensation, benefits, severance pay or other terms or conditions of employment (collectively, the “Prior Agreements”), provided any agreement you have with the Company and/or any of its subsidiaries or affiliates related to confidentiality/nondisclosure, assignment of inventions and patents, any stock option agreement entered into by you in connection an equity award issued to you by the Company or its subsidiaries or affiliates and any Deed of Indemnity applicable to you (collectively the “Preserved Agreements”) shall remain in full force and effect.

With those understandings, the Company agree as follows:

1. Position: Your current position with the Company is President and principal financial officer reporting to the Company’s Chief Executive Officer. This is a full-time position. It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time) without prior express written consent of the Company’s Chief Executive Officer. Notwithstanding the foregoing, you may engage in religious, charitable, or other community activities so long as such services or activities do not interfere or conflict with your obligations to the Company. In addition to your role as President and principal financial officer, you acknowledge and agree that you may be required, without additional compensation, to perform duties for certain affiliated entities of the Company, including without limitation Amarin Pharma, Inc., and to accept any reasonable office or position with any such affiliate as the

Mr. John Thero

December 23, 2011

Company’s Board of Directors may require, including, but not limited to, service as an officer or director of any such affiliate.

2. Salary: The Company will pay you a salary at the annual rate of $386,300, subject to periodic review and adjustment at the discretion of the Company. Currently our policy is to make salary payments semi-monthly.

3. Bonus: You will be eligible to receive annual performance bonuses. The Company will target the bonus of up to 40% of your annual salary rate. The actual bonus is discretionary and will be subject to the Company’s assessment of your performance, as well as business conditions at the Company. The bonus also will be subject to your employment for the full period covered by the bonus, approval by and adjustment at the discretion of the Company’s Board of Directors or an authorized committee thereof, and the terms of any applicable bonus plan. The Company may also make adjustments in the targeted amount of your annual performance bonus. Any bonus awarded to you will be paid by March 15 of the year following the bonus year to which such bonus relates.

4. Benefits: You will be eligible to participate in the employee benefits and insurance programs generally made available to its full-time employees, including health, life, disability and dental insurance. You will be eligible for up to fifteen (15) days of paid vacation per year, which shall accrue on a prorated basis. Other provisions of the Company’s vacation policy are set forth in the policy itself. You will be reimbursed for all reasonable business expenses you incur while carrying out your duties on behalf of the Company provided such reimbursement shall be conditioned on you following the Company’s reimbursement policies and claims procedures, including by providing appropriate documentation of such expenses.

5. Stock Options: Except as expressly provided herein, your current equity with the Company shall be governed by the terms of the Company’s 2002 Stock Option Plan and associated stock option agreements and/or 2011 Stock Incentive Plan and associated stock option agreements, as applicable (collectively the “Equity Documents”). You shall be eligible for additional equity based awards at the discretion of the Company and subject to approval by the Company’s Board of Directors.

6. At-will Employment, Accrued Obligations; Severance: Your employment will continue to be “at will” meaning you or the Company may terminate it at any time for any or no reason. In the event of the termination of your employment for any reason, the Company shall pay you the Accrued Obligations, defined as (1) your base salary through the date of termination, (2) an amount equal to the value of your accrued unused vacation days, if any, and (3) the amount of any business expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed. In addition to the Accrued Obligations, in the event the Company terminates your employment without Cause at any time, or during the twenty-four (24) month period that immediately follows a Change of Control (the “Post-Change in Control Period”) the Company terminates your employment without Cause or you terminate

Mr. John Thero

December 23, 2011

your employment for Good Reason (defined below), the Company shall provide you with the following termination benefits (the “Termination Benefits”), which shall be substantively dependent on the date of the last day of your employment (the “Date of Termination”):

(i)	continuation of your base salary then in effect during the “Salary Continuation Period” which shall be either: (A) nine (9) months from the Date of Termination, if the Company terminates your employment without Cause and the Date of Termination occurs at any time outside of the Post-Change in Control Period, or (B) twelve (12) months from the Date of Termination, if the Company terminates your employment without Cause or you terminate your employment for Good Reason and, in either case, the Date of Termination occurs during the Post-Change in Control Period. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each Salary Continuation Payment during the Salary Continuation Period is considered a separate payment;

(ii)	continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination until the earlier of: (i) the end of the Salary Continuation Period, and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA;

(iii)	if the Company terminates your employment without Cause or you terminate your employment for Good Reason and, in either case, the Date of Termination occurs during the Post-Change in Control Period, a lump sum cash payment equal to your target annual performance bonus for the year during which the Date of Termination occurs;

(iv)	if the Company terminates your employment without Cause and the Date of Termination occurs outside of the Post-Change in Control Period, six (6) months of accelerated vesting from the Date of Termination with respect to any of your then outstanding stock options, restricted stock units or other equity incentive awards (in each case, only to the extent subject to time-based vesting); and

(v)	if the Company terminates your employment without Cause or you terminate your employment for Good Reason and, in either case, the Date of Termination occurs during the Post-Change in Control Period, then outstanding stock options, restricted stock units or other equity incentive awards (whether or not subject to time based vesting) shall immediately vest in full effective upon the Date of Termination.

Mr. John Thero

December 23, 2011

Notwithstanding anything to the contrary in this Agreement, you shall not be entitled to any Termination Benefits unless you first (i) enter into, do not revoke, and comply with the terms of a separation agreement in a form acceptable to the Company which shall include a release of claims against the Company and related persons and entities (the “Release”), provided that the Release shall not require you to release (a) claims to enforce your right to receive Termination Benefits; (b) claims for vested benefits pursuant to ERISA; (c) claims with respect to your vested equity rights as of the Date of Termination; (d) claims to enforce the Company’s obligation to indemnify you to the extent such indemnification obligations exist; and (e) claims which legally may not be waived; (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property, in each case within the time period designated by the Company but in no event later than 60 days of the Date of Termination. The Salary Continuation Payments shall commence within 60 days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the Date of Termination and first Salary Continuation Payment, the first Salary Continuation Payment shall include a “catch up” payment. Notwithstanding the foregoing, if you breach any of the material provisions of this Agreement or the Nondisclosure Developments and Non-competition Agreement, in addition to all other rights and remedies, the Company shall have the right to terminate or cease payment of the Termination Benefits. For the avoidance of doubt, you shall not be entitled to the Termination Benefits in the event your employment ends due to your death or disability.

7. Definitions: For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” shall mean: (i) conduct by you constituting an act of material misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by you of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by you that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if you were retained; (iv) continued non-performance or continued unsatisfactory performance by you of your responsibilities as reasonably determined by the Company’s Board of Directors; (v) a breach by you of any of the material provisions of any agreement between you and the Company including, without limitation, any agreement relating to non-disclosure, non-competition or assignment of inventions; (vi) a material violation by you of any of the Company’s written policies or procedures provided that, other than in the case of noncurable events, you are provided with written notice and fifteen (15) days to cure.

Mr. John Thero

December 23, 2011

“Change of Control” shall have the meaning set forth in the 2011 Option Plan, as may be amended from time to time, but only to the extent such event also constitutes a “change in ownership” of the Company or a “change in the ownership of a substantial portion of the Company’s assets” for purposes of Section 409A of the Code.

“Good Reason” shall mean that you have complied with “Good Reason Process” (hereinafter defined) following the occurrence of any of the following Good Reason conditions that occur without your consent: (i) a material diminution of your base salary; (ii) a material diminution in your authority, duties or responsibilities; (iii) a material change in the principal location where you are required to provide services for the Company (subject to the relocation requirements above and not including business travel and short-term assignments); and/or (iv) a material breach by the Company of this Agreement. For purposes of this Agreement, “Good Reason Process” shall mean that: (x) you reasonably determine in good faith that a “Good Reason” condition has occurred; (y) you notify the Company in writing of the Good Reason condition within thirty (30) days of the first occurrence of such condition; (z) you cooperate in good faith with the Company’s efforts, for a period of thirty (30) days following such notice (the “Cure Period”), to remedy the condition; notwithstanding such efforts, the Good Reason condition continues to exist; and you terminate your employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

8. Section 280G Limitation: Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(a) If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by you on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, you shall be entitled to the full benefits payable under this Agreement.

(b) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of

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December 23, 2011

the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(c) For the purposes of this Section, “Threshold Amount” shall mean three times your “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by you with respect to such excise tax.

(d) The determination as to which of the alternative provisions of this Section 9 shall apply to you shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or you. For purposes of determining which of the alternative provisions of this Section 9 shall apply, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of your residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and you.

9. Taxes; Section 409A: All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholdings and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes tax liabilities. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

Mr. John Thero

December 23, 2011

All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the termination of this Agreement, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10. Other Terms: Your employment with the Company shall be on an at-will basis. In other words, you or the Company may terminate employment for any reason and at any time, with or without notice, subject to the Termination Benefits provisions herein. Similarly, the terms of employment outlined in this letter are subject to change at any time. You also will be required to sign and comply with the Company’s Nondisclosure Developments and Non-competition Agreement as a condition of your continued employment and of your receipt of any post-employment severance pay or benefits, the terms of which shall be incorporated by reference into this Agreement. A copy of the Nondisclosure Developments and Non-competition Agreement is attached.

11. Interpretation, Amendment and Enforcement: This Agreement, along with the Company’s Nondisclosure Developments and Non-competition Agreement and the Preserved Agreements, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements,

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December 23, 2011

representations or understandings (whether written, oral or implied) between you and the Company, including the Prior Agreements. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of the State of Connecticut, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the State of Connecticut in connection with any Dispute or any claim related to any Dispute.

12. Assignment: Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any person with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

If you have any questions about this Agreement, please let me know. Otherwise, please confirm your acceptance of this Agreement by signing below and returning a copy to me no later than December 23, 2011.

Signed for and on behalf of:

AMARIN CORPORATION PLC

Signed:	/s/ Joseph Zakrzewski
Joseph Zakrzewski, Chief Executive Officer

Dated:	December 23, 2011

UNDERSTOOD, AGREED AND ACCEPTED:

Signed:	/s/ John F. Thero
John F. Thero

Dated:	December 23, 2011

Enclosures

12 Roosevelt Ave, 3rd Floor

Mystic, CT 06355

Tel: 860-572-4979    Fax: 860-572-4940

NONDISCLOSURE, DEVELOPMENTS AND NONCOMPETITION AGREEMENT

I, the undersigned Employee, enter into this Nondisclosure, Developments and Noncompetition Agreement (the “Agreement”) with Amarin Corporation plc., Amarin Pharma Inc. (along with its parents, subsidiaries, affiliates, related entities and their respective predecessors, successors and assigns, the “Company”) as a condition of my employment with the Company and for other good and sufficient consideration. I hereby agree with the Company as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists, tax-related agreements and strategies; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, trade secrets, improvements, concepts and ideas; (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements; and (f) development and market development information, including clinical trial information, unpublished pre-clinical and clinical results, identity of clinical sites, certain payer contract information. Proprietary Information also includes information received in confidence by the Company from its customers, clinical sites, payors, contractors, or suppliers or other third parties.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment with the Company, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or the termination of my employment with the Company.

3. Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information.

4. Avoidance of Conflict of Interest. While an employee of the Company, I will not engage in any other business activity that conflicts with my duties to the Company.

5. Developments. I represent that I have made and that I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, databases, computer programs, techniques, trade secrets, graphics or images, audio or visual works, Educational Materials and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment with the Company. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company or any customer of or supplier to the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment with the Company, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by

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the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment with the Company, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, charts, quotations and proposals, specification sheets, Educational Materials or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment with the Company for any reason, I will deliver to the Company all tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

8. Non-Competition and Non-Solicitation. In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of twelve (12) months following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the world that develops, manufactures or markets any products, or performs any services, that are competitive with or similar to the products or services of the Company, or

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products or services that the Company or its affiliates, has under development or that are the subject of active planning at any time during my employment including, without limitation, a business that provides or has active plans to provide products and/or services in the area of lipid management; provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert, take away, accept or conduct any business from or with any of the customers or prospective customers of the Company or any of its suppliers, and/or (b) solicit, entice, attempt to persuade any other employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company or who was employed or engaged by the Company within six months of any attempt to hire such person. I acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

9. Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

10. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief. If I violate this Agreement, in addition to all other remedies available to the Company at law, in equity, and under contract, I agree that I shall be obligated to pay all the Company’s costs of enforcement of this Agreement, including attorneys’ fees and expenses.

11. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment with the Company regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any

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parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be re-executed at the time of such transfer.

12. Disclosure to Future Employers; Notification of Post-Employment Activities. I will provide a copy of this Agreement to any prospective employer, partner or co-venturer prior to entering into an employment, partnership or other business relationship with such person or entity during the Restricted Period. For twelve (12) months following termination of my employment, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities.

13. Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

14. Interpretation; Modification; Waiver. This Agreement will be deemed to be made and entered into, and will in all respects be interpreted, enforced and governed under the laws of the State of New Jersey without giving effect to the conflict of laws principles of such state. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within the State of New Jersey for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts. Any claims or legal actions arising from this Agreement shall be commenced and maintained solely in a state or federal court located in the State of New Jersey I acknowledge and agree that this Agreement may not be modified or terminated and no breach will be deemed waived unless agreed to in a formal writing signed by me and a duly authorized representative of the Company.

15. No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, with or without cause.

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I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below:

BY:	John F. Thero

Signed:	/s/ John F. Thero

Date:	December 23, 2011

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